==============================================================================


                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                              --------------

                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934

                             (Amendment No. 1)

                      THERMADYNE HOLDINGS CORPORATION
                             (Name of Issuer)

                               Common Stock
                              $0.01 PAR VALUE
                      (Title of Class of Securities)

                              --------------

                                 883435109
                              (CUSIP Number)

                    Donaldson, Lufkin & Jenrette, Inc.
                    (Name of Persons Filing Statement)

                           George R. Bason, Jr.
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017
                          Tel. No.: 212 450 4340
                  (Name, Address and Telephone Number of
                   Person Authorized to Receive Notices
                            and Communications)

                               May 22, 1998
                  (Date of Event which Requires Filing of
                              this Statement)

                              --------------


               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or
(4), check the following: [ ]

==============================================================================

                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 2 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               2,608,696
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        1,643,283

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 3 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II-A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE
                                    7    SOLE VOTING POWER

                                         -0-

                                    8    SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY                2,608,696
    EACH REPORTING PERSON
             WITH                   9    SOLE DISPOSITIVE POWER

                                         65,443

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 4 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners - A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE
                                    7    SOLE VOTING POWER

                                         -0-

                                    8    SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY                2,608,696
    EACH REPORTING PERSON
             WITH                   9    SOLE DISPOSITIVE POWER

                                         5,182

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 5 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                   7    SOLE VOTING POWER

                                        -0-

       NUMBER OF SHARES            8    SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON               2,608,696
             WITH
                                   9    SOLE DISPOSITIVE POWER

                                        26,570

                                  10    SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 6 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ EAB Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7    SOLE VOTING POWER

                                         -0-

       NUMBER OF SHARES             8    SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                2,608,696
             WITH
                                    9    SOLE DISPOSITIVE POWER

                                         7,378

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 7 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Offshore Partners II, C.V.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles

                                    7    SOLE VOTING POWER

                                         -0-

       NUMBER OF SHARES             8    SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                2,608,696
             WITH
                                    9    SOLE DISPOSITIVE POWER

                                         80,808

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 8 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7    SOLE VOTING POWER

                                         -0-

       NUMBER OF SHARES             8    SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                2,608,696
             WITH
                                    9    SOLE DISPOSITIVE POWER

                                         1,828,664

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                         Page 9 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7    SOLE VOTING POWER

                                         -0-

       NUMBER OF SHARES             8    SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                2,608,696
             WITH
                                    9    SOLE DISPOSITIVE POWER

                                         1,828,664

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 10 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7    SOLE VOTING POWER

                                         -0-

      NUMBER OF SHARES              8    SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                2,608,696
            WITH
                                    9    SOLE DISPOSITIVE POWER

                                         96,074

                                   10    SHARED DISPOSITIVE POWER

                                         -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 11 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners- A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

      NUMBER OF SHARES              8     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                 2,608,696
            WITH
                                    9     SOLE DISPOSITIVE POWER

                                          35,679

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 12 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Associates LP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY           8     SHARED VOTING POWER
    EACH REPORTING PERSON
            WITH                          2,608,696

                                    9     SOLE DISPOSITIVE POWER

                                          131,753

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 13 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY           8     SHARED VOTING POWER
    EACH REPORTING PERSON
            WITH                          2,608,696

                                    9     SOLE DISPOSITIVE POWER

                                          131,753

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 14 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ First ESC, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

      NUMBER OF SHARES              8     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                 2,608,696
            WITH
                                    9     SOLE DISPOSITIVE POWER

                                          3,162

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 15 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ ESC II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

      NUMBER OF SHARES              8     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                 2,608,696
            WITH
                                    9     SOLE DISPOSITIVE POWER

                                          309,881

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 16 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ LBO Plans Management Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY           8     SHARED VOTING POWER
    EACH REPORTING PERSON
            WITH                          2,608,696

                                    9     SOLE DISPOSITIVE POWER

                                          313,043

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 17 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJMB Funding II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

                                    8     SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY                 2,608,696
    EACH REPORTING PERSON
            WITH                    9     SOLE DISPOSITIVE POWER

                                          291,758

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 18 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Capital Investors, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

      NUMBER OF SHARES              8     SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                 2,608,696
            WITH
                                    9     SOLE DISPOSITIVE POWER

                                          2,565,218

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 19 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997 Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     WC

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

                                    8     SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY                 2,608,696
    EACH REPORTING PERSON
            WITH                    9     SOLE DISPOSITIVE POWER

                                          43,478

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 20 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     OO

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

                                    8     SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY                 2,608,696
    EACH REPORTING PERSON
            WITH                    9     SOLE DISPOSITIVE POWER

                                          43,478

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 -- See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% -- See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 21 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donaldson Lufkin & Jenrette, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

                                    8     SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY                 2,608,696
    EACH REPORTING PERSON
            WITH                    9     SOLE DISPOSITIVE POWER

                                          2,608,696

                                   10     SHARED DISPOSITIVE POWER

                                          See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC, CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 22 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Equitable Companies Incorporated

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7     SOLE VOTING POWER

                                          -0-

                                    8     SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY                 2,608,696
    EACH REPORTING PERSON
            WITH                    9     SOLE DISPOSITIVE POWER

                                          2,608,696

                                   10     SHARED DISPOSITIVE POWER

                                          -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO, HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 23 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7    SOLE VOTING POWER

                                         See Item 5

         NUMBER OF SHARES           8    SHARED VOTING POWER
      BENEFICIALLY OWNED BY
      EACH REPORTING PERSON              See Item 5
               WITH
                                    9    SOLE DISPOSITIVE POWER

                                         See Item 5

                                   10    SHARED DISPOSITIVE POWER

                                         See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 24 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Finaxa

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7    SOLE VOTING POWER

                                         See Item 5

                                    8    SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY              See Item 5
      EACH REPORTING PERSON
               WITH                 9    SOLE DISPOSITIVE POWER

                                         See Item 5

                                   10    SHARED DISPOSITIVE POWER

                                         See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 25 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances I.A.R.D. Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7    SOLE VOTING POWER

                                         See Item 5

                                    8    SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY              See Item 5
      EACH REPORTING PERSON
               WITH                 9    SOLE DISPOSITIVE POWER

                                         See Item 5

                                   10    SHARED DISPOSITIVE POWER

                                         See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 26 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7    SOLE VOTING POWER

                                         See Item 5

                                    8    SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY              See Item 5
      EACH REPORTING PERSON
               WITH                 9    SOLE DISPOSITIVE POWER

                                         See Item 5

                                   10    SHARED DISPOSITIVE POWER

                                         See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 27 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Courtage Assurance Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7    SOLE VOTING POWER

                                         See Item 5

         NUMBER OF SHARES           8    SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON             See Item 5
               WITH
                                    9    SOLE DISPOSITIVE POWER

                                         See Item 5

                                   10    SHARED DISPOSITIVE POWER

                                         See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 28 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alpha Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7    SOLE VOTING POWER

                                         See Item 5

         NUMBER OF SHARES           8    SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON             See Item 5
               WITH
                                    9    SOLE DISPOSITIVE POWER

                                         See Item 5

                                   10    SHARED DISPOSITIVE POWER

                                         See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 29 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Claude Bebear, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7    SOLE VOTING POWER

                                         See Item 5
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY         8    SHARED VOTING POWER
      EACH REPORTING PERSON
               WITH                      See Item 5

                                    9    SOLE DISPOSITIVE POWER

                                         See Item 5

                                   10    SHARED DISPOSITIVE POWER

                                         See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 30 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrice Garnier, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                   7    SOLE VOTING POWER

                                        See Item 5

         NUMBER OF SHARES          8    SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON            See Item 5
               WITH
                                   9    SOLE DISPOSITIVE POWER

                                        See Item 5

                                  10    SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

CUSIP No. 883435109                                        Page 31 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henri de Clermont - Tonnerre, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     N/A

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                   7    SOLE VOTING POWER

                                        See Item 5

           NUMBER OF SHARES        8    SHARED VOTING POWER
        BENEFICIALLY OWNED BY
        EACH REPORTING PERSON           See Item 5
                 WITH
                                   9    SOLE DISPOSITIVE POWER

                                        See Item 5

                                  10    SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608,696 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     80.6% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



               Item 1.  Security and Issuer.

               The class of equity securities to which this statement relates is the common stock, $0.01 par value per share (the "Shares"), of Thermadyne Holdings Corporation, a Delaware corporation ("Thermadyne"). The principal executive offices of Thermadyne are located at 101 S. Hanley Rd. Ste. 300, St. Louis, MO 63105.

               Item 2.  Identity and Background.

               This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):(1) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II"); (2) DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership ("Partners II-A"); (3) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (4) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (5) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (6) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (7) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (8) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (9) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified");
(10) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (11) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"); (12) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (13) DLJ First ESC L.P., a Delaware limited partnership ("ESC"); (14) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (15) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (16) DLJMB Funding II, Inc., a Delaware corporation ("Funding II"); (17) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (18) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners"); (19) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (20) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"); (21) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (22) AXA, a societe anonyme organized under the laws of France; (23) Finaxa, a societe anonyme organized under the laws of France; (24) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (25) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (27) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; and
(28) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

               Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, 1997 Partners, ESC, and ESC II are collectively referred to as the "DLJ Funds".

               Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Partners II and Partners II-A.

               EAB is Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

               Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

               MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

               MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

               Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

               Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the Diversified Agreement, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

               Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

               ESC and ESC II are Delaware limited partnerships and "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

               LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

               Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJCI.

               DLJCI is a Delaware corporation a holding company. DLJCI is a wholly owned subsidiary of DLJ.

               1997 Partners is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners
II.  Plan 1997 and DLJ are each general partners of 1997 Partners.

               Plan 1997 is a Delaware corporation. Plan 1997 is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of March 1, 1998, EQ owns, directly or indirectly, 73.2% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of March 1, 1998, approximately 59% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of March 1, 1998, AXA directly owned 0.15% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 1, 1998, Finaxa controlled directly and indirectly approximately 21.4% of the issued ordinary shares (representing approximately 30.2% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and Alpha Assurances Vie Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1998, the Mutuelles AXA, as a group, control approximately 62.0% of the issued shares (representing approximately 74.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 1, 1998, the Mutuelles AXA directly or indirectly controlled 24.7% of the issued ordinary shares (representing 34.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of EQ capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule I attached hereto.

               The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of Equitable is 1290 Avenue of the Americas, New York, New York 10104.

               The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; and of Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of EQ, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through O, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through O attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

               Item 3.   Source and Amount of Funds or Other Consideration.

               The general and limited partners of the DLJ Funds contributed $90,000,012 for 2,608,696 Shares.

               Item 4. Purpose of Transaction.

               On January 21, 1998, Thermadyne and Mercury Acquisition Corporation, a Delaware corporation that, as of May 22, 1998, was wholly-owned by certain of the DLJ Funds ("Mercury"), entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement," attached to the Schedule 13D filed on March 12, 1998 and made a part thereof as Exhibit 3). The Merger Agreement provides, among other things, for the merger of Mercury with and into Thermadyne (the "Merger"), with Thermadyne as the surviving corporation (the "Surviving Corporation"). The Merger contemplates that approximately 95.7% of the issued and outstanding Shares of Thermadyne will be converted into cash and that approximately 4.3% of such Shares will be retained by existing
stockholders.   The tramsactions contemplated by the Merger Agreement were approved by the stockholders of Thermadyne and were consummated, in each case, on May 22, 1998 (the "Effective Time").

               Item 5.  Interest in Securities of the Issuer.

               Pursuant to the terms of the Merger Agreement, on May 22, 1998 (the "Closing Date"), Thremadyne filed a Certificate of Merger with the Secretary of the State of Delaware, and the Merger was effective as of the filing of such certificate. In connection therewith, immediately prior to the Effective Time, Mercury entered into a Subscription Agreement (the "Subscription Agreement") (attached hereto and made a part hereof as Exhibit
5) with the DLJ Funds, dated May 22, 1998, pursuant to which the DLJ Funds purchased shares of common stock and preferred stock of Mercury on the terms set forth therein. At the Effective Time, each outstanding share of Mercury common stock was converted into one Share. Immediately following the Effective Time, the DLJ Funds' approximate ownership of the outstanding common stock of the Surviving Corporation was 80.6%.

               In addition, Thermadyne, the DLJ Funds and certain members of Thermadyne management (the "Management Shareholders"), have entered into an Investors' Agreement dated as of May 22, 1998 (the "Investors' Agreement") (attached hereto and made part hereof as Exhibit 6).

               Pursuant to the Investors' Agreement, the Board of Directors will comprise 7 members, 5 of whom will be nominated by Partners II, one of whom will be Randall E. Curran, and one of whom will be James H. Tate. Each of the parties to the Investors' Agreement has agreed to vote its shares of Thermadyne in favor of the persons so nominated, provided that the Management Shareholders will not be required to vote for Partners II's nominees if the number of Shares held by the DLJ Funds is less than 10% of their Initial Ownership (defined as the number of Shares held by the DLJ Funds as of the date of the Investors' Agreement).

               The Management Shareholders may sell or otherwise transfer their shares of Thermadyne only as follows: (i) to a Permitted Transferee;
(ii) pursuant to the Tag-along Rights described below; (iii) pursuant to the Drag-along Rights described below; (iv) in a public offering; provided that
(a) no Management Shareholder may sell any shares of Thermadyne in the first public offering of shares of Thermadyne after the date of the Investors' Agreement (the "FPO"), (b) in each public offering following the FPO, each Management Shareholder may sell no more than his or her Pro Rata Portion (defined as the number of shares of Thermadyne the Shareholder in question holds (either non-Purchased Shares or Purchased Shares, as the case may be) multiplied by a fraction the numerator of which is the number of Shares to be sold by the DLJ Funds and their Permitted Transferees in the public offering in question and the denominator of which is the total number of Shares held in aggregate by the DLJ Funds and their Permitted Transferees prior to such public offering) of non-Purchased Shares and (d) notwithstanding any of the above, each Management Shareholder may sell a number of the Shares purchased by such Management Shareholder on the Closing Date ("Purchased Shares") equal to his or her Pro Rata Portion in each public offering, including the FPO (the limitations in (a), (b), (c) and (d) are referred to collectively as the "Public Offering Limitations"); (v) 180 days (or such lesser period as is agreed by the underwriter of the public offering) after any public offering, pursuant to the exemption from registration provided under Rule 144 under the Securities Act of 1933 (the "Securities Act"), provided that until the earlier to occur of (a) the second anniversary of the IPO and (b) the fifth anniversary of the Closing Date (the "Restriction Termination Date") such sales cannot reduce the Management Shareholder's ownership to (or occur at a time when such Shareholder's ownership is otherwise) below the greater of (x) 50% of his or her Initial Ownership and (y) that percentage of his or her Initial Ownership as equals the percentage of the Aggregate Ownership of the DLJ Funds as a percentage of their Inital Ownership; and (vi) after the Restriction Termination Date, pursuant to a sale to a third party for cash, provided that the amount sold in any 12-month period may not exceed 20% of the greater of (x) the Management Shareholder's holdings at the beginning of the 12-month period and (y) such Management Shareholder's Aggregate Ownership as of the date of the Investors'Agreement.

               The above transfer restrictions applicable to the Management Shareholders will terminate upon the earlier to occur of (i) the fifth anniversary of the Closing Date and (ii) a change of control of Thermadyne.

               The Investors' Agreement provides that if the DLJ Funds propose to sell Shares, the Management Shareholders will have the right to participate in the sale ("Tag-along Rights"), provided that no such rights shall apply (i) to sales of less than 10%, in the aggregate, of the outstanding Shares, (ii) to sales to Permitted Transferees of the DLJ Funds, or (iii) to public offerings. If Tag-along Rights apply, the DLJ Funds will inform the Management Shareholders (the "Tag Shareholders") of the terms and conditions of the proposed sale and offer each Tag Shareholder the opportunity to participate. If the number of Shares that the DLJ Funds and the Tag Shareholders propose to sell exceeds the number that can be sold on the terms and conditions proposed by the buyer, the DLJ Funds and each Tag Shareholder who has exercised Tag-along Rights will be entitled to sell up to his or her Tag Along Portion. Tag Along Portion shall mean the number of Shares owned by such Tag Shareholder (on a fully diluted basis) (and in the case of the DLJ Funds, owned by the DLJ Funds on a fully diluted basis) multiplied by a fraction, the numerator of which shall be the number of Shares proposed to be sold by the DLJ Funds and the denominator of which shall be the total number of Shares (on a fully diluted basis) held by parties to the Investors' Agreement. To the extent any Tag Shareholder sells less than such Tag Shareholder's Tag Along Portion, the DLJ Funds shall be entitled to sell their own Shares in lieu of such Tag Shareholder. The DLJ Funds and the Tag Shareholders who have exercised Tag-along Rights may sell their Shares on substantially the same terms and conditions set forth in the notice (subject to an increase in the amount of consideration of up to 10%) within 120 days of the date all Tag-along Rights are waived, exercised or expire.

               The Investors' Agreement contemplates that if (i) the DLJ Funds propose to sell Shares constituting not less than 50% of their Initial Ownership in a bona fide third party sale, or (ii) the DLJMB Funds propose a sale in which the Shares to be sold by the DLJMB Funds and their permitted transferees constitute more than 50% of the outstanding Shares held by all such Shareholders, the DLJ Funds will be entitled to compel the Management Shareholders to participate in the sale ("Drag-along Rights") with respect to the Shares owned by each Management Shareholder which constitute the Drag-along Portion of the number of Shares that such person owns. Drag-along Portion shall mean as to any Management Shareholder the number of Shares such person owns (on a fully diluted basis) multiplied by a fraction the numerator of which is the number of Shares to be sold by the seller and proposed sellers and the denominator of which is the total number of Shares owned by the seller and proposed sellers. Shareholders have the right, under certain circumstances, to refuse to participate in such a sale; should any Shareholder refuse, the DLJ Funds may cause such Shareholder to sell its Drag-Along Portion to the DLJ Funds.

               The DLJ Funds have the right to request Thermadyne to register for sale their Shares, on six occasions, if the aggregate proceeds expected to be received from such sale exceeds $50,000,000 (in the case of the First Public Offering) or $10,000,000 in all other cases. Each party to the Investors' Agreement has the right, subject to certain limitations, to request Thermadyne to include its Shares in any registration under taken by Thermadyne. All requests for registration are subject to certain other customary terms and conditions.

               While each of the DLJ Entities may be deemed to beneficially own the Shares held by the DLJ Funds and the Management Shareholders (collectively, the "Investors' Shares"), each of the DLJ Entities disclaims beneficial ownership of those Investors' Shares held by the Management Shareholders.

               As the sole stockholder of DLJCI and UKIP 1997 INC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be owned beneficially by each of DLJCI and UKIP 1997 INC. Because of EQ's ownership of DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Investors' Shares.

               Because of AXA's ownership interest in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Investors' Shares that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Investors' Shares.

               Subject to market conditions and other factors, the DLJ Funds or other affiliates of DLJ may acquire or dispose of shares of Thermadyne from time to time in future open-market, privately negotiated or other transactions, may enter into agreements with third parties relating to acquisitions of securities issued or to be issued by the Surviving Corporation, may enter into agreements with the management of Thernadyne relating to acquisitions of shares of the Surviving Corporation by members of management, issuances of options to management or their employment by the surviving corporation, or may effect other similar agreements or transactions.

               Item 6. Contracts, Arrangements, Understandings or
Relationships with Respect to Securities of the Issuer.

               See response to Item 4.

               A copy of the Merger Agreement was attached as Exhibit 3 to the
Schedule 13D filed by the Reporting Persons with the Securities and Exchange Commission on March 12, 1998 and is incorporated herein by reference.

               A copy of each of the Subscription Agreement, the Investors' Agreement, Amendment No. 1 to the Merger Agreement and Amendment No. 1 to the Voting Agreement with Magten Asset Management Corp. are attached hereto as Exhibits 5, 6, 7 and 8 are incorporated herein by reference. The summaries of the terms of the Merger Agreement, the Subscription Agreement and the Investors' Agreement set forth herein are qualified in their entirety by reference to Exhibits 3 and 7, 5 and 6, respectively.

               Except for the agreements described in the response to Item 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Thermadyne, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

               Item 7. Material to be Filed as Exhibits.

               Exhibit 1: Joint filing agreement among the Reporting Persons (Previously filed with the Schedule 13D on March 12, 1998).

               Exhibit 2: Powers of Attorney (Previously filed with the
Schedule 13D on March 12, 1998).

               Exhibit 3: Agreement and Plan of Merger dated as of January 20, 1998 between Thermadyne Holdings Corporation and Mercury Acquisition Corporation. (Previously filed with the Schedule 13D on March 12, 1998).

               Exhibit 4: Voting Agreements dated January 20, 1998 among Thermadyne Holdings Corporation, Mercury Acquisition Corporation and Magten Asset Management Corp. and among Thermadyne Holdings Corporation, Mercury Acquisition Corporation and Fidelity Capital & Income Fund. (Previously filed with the Schedule 13D on March 12, 1998).

               Exhibit 5: Subscription Agreement dated as of May 22, 1998 among Mercury Acquisition Corporation and the buyers named therein.

               Exhibit 6: Investors' Agreement dated as of May 22, 1998 among Thermadyne Holdings Corporation, the DLJ Funds and certain other persons named therein.

               Exhibit 7: Amendment No. 1 to the Agreement and Plan of Merger between Thermadyne Holdings Corporation and Mercury Acquisition Corporation.

               Exhibit 8: Amendment No. 1 to the Voting Agreement among Thermadyne Holdings Corporation, Mercury Acquisition Corporation and Magten Asset Management Corp.

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Merchant Banking Partners II, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Merchant Banking Partners II-A, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Millennium Partners, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner


                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Millennium Partners-A, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner


                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ EAB Partners, L.P.

                                    By  DLJ LBO Plans Management Corporation
                                       as Managing General Partner


                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Offshore Partners II, C.V.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Advisory General Partner



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Merchant Banking II, LLC

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing Member




                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Merchant Banking II, Inc.



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Diversified Partners, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Diversified Partners-A, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Diversified Associates, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner


                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Diversified Partners, Inc.



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ First ESC, L.P.


                                    By DLJ LBO Plans Management Corporation, as Managing
                                       General Partner



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ ESC II L.P.

                                    By DLJ LBO Plans Management Corporation,
                                       as Managing General Partner



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ LBO Plans Management Corporation


                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJMB Funding II, Inc.


                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    DLJ Capital Investors, Inc.



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    UK Investment Plan 1997 Partners

                                    By UK Investment Plan 1997, Inc.


                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    UK Investment Plan 1997, Inc.





                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By: /s/ Claire M. Power
                                        ---------------------------------
                                        Name: Claire M. Power
                                        Title: Assistant Secretary



               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    The Equitable Companies Incorporated



                                    By: /s/ Alvin H. Fenichel
                                        ---------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Senior Vice President and
                                               Controller

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 26, 1998

                                    AXA
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    Alpha Assurances Vie Mutuelle
                                    Claude Bebear, as AXA Voting Trustee
                                    Patrice Garnier, as AXA Voting Trustee
                                    Henri de Clermont-Tonnerre, as AXA Voting
                                    Trustee


                                    Signed on behalf of each of the above


                                    By: /s/ Alvin H. Fenichel
                                        ---------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Attorney-in-fact



                                                                    Schedule A
                     Executive Officers and Directors
                                    of
                      Mercury Acquisition Corporation

              The names of the Directors and the names and titles of the Executive Officers of Mercury Acquisition Corporation ("Mercury") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Mercury at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Mercury and each individual is a United States citizen.

      Name, Business Address     Present Principal Occupation
      ----------------------     ----------------------------

*     Peter T. Grauer            President and Treasurer; Managing Director,
                                 DLJ Merchant Banking II, Inc.

*     William F. Dawson, Jr.     Vice President and Secretary; Senior Vice
                                 President, Donaldson, Lufkin & Jenrette
                                 Securities Corporation

----------
*     Director



                                                                    Schedule B
                     Executive Officers and Directors
                                    of
                       DLJ Merchant Banking II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.

       Name, Business Address       Present Principal Occupation
       ----------------------       ----------------------------

*      Hamilton E. James            Chairman; Managing Director, Donaldson,
                                    Lufkin & Jenrette, Inc.

*      Nicole S. Arnaboldi          Managing Director

*      Thompson Dean                Managing Director

       Carlos Garcia                Managing Director

*      Peter T. Grauer              Managing Director

*      David L. Jaffe               Managing Director

*      Lawrence M.v.D. Schloss      Managing Director and Chief Operating
                                    Officer

*      Karl R. Wyss                 Managing Director

----------
*      Director




                                                                    Schedule C
                     Executive Officers and Directors
                                    of
                      DLJ Diversified Partners, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.

     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating
                                Officer; Managing Director and Chief
                                Operating Officer, DLJ Merchant Banking II,
                                Inc.

*    Marjorie S. White          Secretary and Treasurer; Vice President and
                                Secretary, Donaldson, Lufkin & Jenrette, Inc.

----------
*    Director




                                                                    Schedule D
                     Executive Officers and Directors
                                    of
                          DLJMB Funding, II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Charles J. Hendrickson    Treasurer; Senior Vice President and
                               Treasurer, Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White         Secretary; Vice President and Secretary,
                               Donaldson, Lufkin & Jenrette, Inc.

----------
*    Director



                                                                    Schedule E
                     Executive Officers and Directors
                                    of
                   DLJ LBO Plans Management Corporation

      The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Vincent DeGiaimo          Vice President; Senior Vice President and
                               Managing Director, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President and Secretary; Vice President,
                               Donaldson, Lufkin & Jenrette, Inc.

----------
*    Director




                                                                    Schedule F
                     Executive Officers and Directors
                                    of
                        DLJ Capital Investors, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    John S. Chalsty           Chairman; Chairman and Chief Executive
                               Officer, Donaldson, Lufkin & Jenrette, Inc.

*    Hamilton E. James         Chief Executive Officer; Managing Director,
                               Donaldson, Lufkin & Jenrette, Inc.

*    Joe L. Roby               Chief Operating Officer; President and Chief
                               Operating Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Anthony F. Daddino        Executive Vice President and Chief Financial
                               Officer; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Secretary and Treasurer; Vice President and
                               Secretary, Donaldson, Lufkin & Jenrette, Inc.

----------
*    Director




                                                                    Schedule G
                     Executive Officers and Directors
                                    of
                       UK Investment Plan 1997, Inc.

      The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

     Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President, Secretary and Treasurer; Vice
                               President and Secretary, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Stuart S. Flamberg        Director of Taxes; Senior Vice President and
                               Director of Taxes, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Mark A. Competiello       Tax Manager; Senior Vice President and Tax
                               Manager, Donaldson, Lufkin & Jenrette, Inc.

----------
*    Director




                                                                    Schedule H
                     Executive Officers and Directors
                                    of
                    Donaldson, Lufkin & Jenrette, Inc.

      The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

     Name, Business Address         Present Principal Occupation
     ----------------------         ----------------------------

*    John S. Chalsty                Chairman

*    Joe L. Roby                    President and Chief Executive Officer

*    Henri de Castries (1)          Senior Executive Vice President
     AXA                            Financial Services and Life Insurance
     23, avenue Matignon            Activities (U.S. & U.K.), AXA
     75008 Paris, France

*    Denis Duverne (1)              Senior Vice President - International
     AXA                            Life, AXA
     23, avenue Matignon
     75008 Paris, France

*    Louis Harris                   Chairman and Chief Executive Officer,
     LH Research                    LH Research (research)
     152 East 38th Street
     New York, New York 10016-2605

*    Michael Hegarty                President and Chief Operating Officer
     1290 Avenue of the Americas    The Equitable Life Assurance
     16th Floor                     Society of the United States
     New York, New York 10104

*    Henri G. Hottinguer (2)        Chairman and Chief Executive Officer,
     Banque Hottinguer              Banque Hottinguer (banking)
     38, rue de Provence
     75009 Paris, France

*    W. Edwin Jarmain (3)           President, Jarmain Group Inc. (private
     Jarmain Group Inc.             investment holding company)
     Suite 2525, Box 36
     121 King Street, West
     Toronto, Ontario
     M5H 3T9 Canada

*    Francis Jungers                Retired
     19880 NW Nestucca Drive
     Portland, Oregon 97229

*    Edward D. Miller               President and Chief Executive Officer,
     1290 Avenue of the Americas    The Equitable Companies Incorporated
     New York, New York 10104

*    W. J. Sanders, III             Chairman and Chief Executive Officer,
     Advanced Micro Devices, Inc.   Advanced Micro Devices
     901 Thompson Place
     Sunnyvale, CA 94086

*    Stanley B. Tulin               Executive Vice President and Chief
                                    Financial Officer, The Equitable
                                    Companies Incorporated

*    John C. West                   Retired
     Bothea, Jordan & Griffin
     23B Shelter Cove
     Hilton Head Island, SC 29928

*    Hamilton E. James              Managing Director

*    Richard S. Pechter             Managing Director

*    Theodore P. Shen               Managing Director

*    Anthony F. Daddino             Executive Vice President and Chief
                                    Financial Officer
----------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of Canada
(3) Citizen of Switzerland



                                                                    Schedule I
                     Executive Officers and Directors
                                    of
                   The Equitable Companies Incorporated

   The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.

   Name, Business Address              Present Principal Occupation
   ----------------------              ----------------------------

*  Claude Bebear (1)                   Chairman of the Executive Board, AXA
   AXA
   23, avenue Matignon
   75008 Paris, France

*  John S. Chalsty                     Chairman, Donaldson, Lufkin & Jenrette,
   Donaldson, Lufkin & Jenrette, Inc.  Inc.
   277 Park Avenue
   New York, NY  10172

*  Francoise Colloc'h (1)              Senior Executive Vice President, Group
   AXA                                 Human Resources and Communications, AXA
   23, avenue Matignon
   75008 Paris, France

*  Henri de Castries (1)               Chairman of the Board; Senior Executive
   AXA                                 Vice President, Financial Services and
   23, avenue Matignon                 Insurance Activities, U.S. & U.K.), AXA
   75008 Paris, France                 Life

*  Joseph L. Dionne                    Chairman and Chief Executive Officer,
   The McGraw-Hill Companies           The McGraw-Hill Companies (publishing)
   1221 Avenue of the Americas
   New York, NY  10020

*  William T. Esrey                    Chairman and Chief Executive Officer,
   Sprint Corporation                  Sprint Corporation (telecommunications)
   P.O. Box 11315
   Kansas City, MO  64112

*  Jean-Rene Fourtou (1)               Chairman and Chief Executive Officer,
   Rhone-Poulenc S.A.                  Rhone-Poulenc S.A. (manufacturer of
   25 quai Paul Doumer                 chemicals and agricultural products)
   92408 Courbevoie Cedex
   France

*  Jacques Friedmann (1)               Chairman of the Supervisory Board,
   AXA                                 AXA
   9, Place Vendome
   75001 Paris
   France

   Robert E. Garber                    Executive Vice President and General
                                       Counsel; Executive Vice President and
                                       General Counsel, The Equitable Life
                                       Assurance Society of the United States

   Jerome S. Golden                    Executive Vice President;
                                       Executive Vice President,
                                       The Equitable Life Assurance
                                       Society of the United States

*  Donald J. Greene, Esq.              Counselor-at-Law, Partner, LeBoeuf,
   LeBoeuf, Lamb, Greene &             Lamb, Greene & MacRae, L.L.P. (law
   MacRae, L.L.P.                      firm)
   125 West 55th Street
   New York, NY 10019

*  Anthony J. Hamilton (2)             Group Chairman and Chief Executive
   Fox-Pitt, Kelton Group Limited      Officer, Fox-Pitt, Kelton Group
   35 Wilson Street                    Limited (finance)
   London, England  EC2M 2SJ

*  John T. Hartley                     Retired Chairman and Chief Executive
   Harris Corporation                  Officer, currently Director, Harris
   1025 NASA Boulevard                 Corporation (manufacturer of electronic,
   Melbourne, FL  32919                telephone and copying systems)

*  John H. F. Haskell, Jr.             Director and Managing Director, SBC
   Dillon, Read & Co., Inc.            Warburg Dillon Read, Inc. (formerly
   535 Madison Avenue                  Dillon, Read & Co., Inc.)
   New York, NY  10022                 (investment banking firm)

*  Michael Hegarty                     Vice Chairman and Chief Operating
                                       Officer;  President and Chief
                                       Operating Officer, The Equitable
                                       Life Assurance Society of the United
                                       States

*  Mary R. (Nina) Henderson            President, Best Foods Grocery
   Best Foods Grocery                  (food manufacturer)
   700 Sylvan Avenue
   Englewood, NJ  07632

*  W. Edwin Jarmain (3)                President, Jarmain Group Inc. (private
   Jarmain Group Inc.                  investment holding company)
   Suite 2525
   121 King Street West
   Toronto, Ontario M5H 3T9
   Canada

*  Edward D. Miller                    President and Chief Executive Officer;
                                       Chairman and Chief Executive
                                       Officer, The Equitable Life
                                       Assurance Society of the United
                                       States

   Peter D. Noris                      Executive Vice President and Chief
                                       Investment Officer;  Executive Vice
                                       President and Chief Investment
                                       Officer, The Equitable Life
                                       Assurance Society of the United
                                       States

*  Didier Pineau-Valencienne(1)        Chairman and Chief Executive Officer,
   64/70, avenue Jean Baptiste Clement Schneider S.A. (electric equipment) 92646 Boulogne Cedex, France

*  George J. Sella, Jr.                Retired Chairman, President and Chief
   American Cyanamid Company           Executive Officer, American Cyanamid
   P.O. Box 397                        Company (manufacturer of pharmaceutical
   Newton, NJ  07860                   products and agricultural products)

   Jose Suquet                         Executive Vice President; Senior
                                       Executive Vice President and Chief
                                       Distribution Officer;  The Equitable
                                       Life Assurance Society of the United
                                       States

   Stanley B. Tulin                    Executive Vice President and Chief
                                       Financial Officer;  Vice Chairman
                                       and Chief Financial Officer, The
                                       Equitable Life Assurance Society of
                                       the United States

*  Dave H. Williams                    Chairman and Chief Executive Officer,
   Alliance Capital                    Alliance Capital Management Corp.
   Management Corporation              (investment adviser)
   1345 Avenue of the Americas
   New York, NY  10105


----------
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of United Kingdom
(3)  Citizen of Canada



                                                                    Schedule J
           Members of Executive Committee and Supervisory Board
                                    of
                                    AXA


   The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's business is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

                    Members of the Executive Committee

     Name, Business Address            Present Principal Occupation
     ----------------------            ----------------------------

     Claude Bebear                     Chairman of the Executive Board

     Donald Brydon (1)                 Senior Executive Vice President,
                                       Chief Executive, AXA
                                       Investment Manager Europe

     Henri de Castries                 Senior Executive Vice President,
                                       Financial Services and Insurance
                                       Activities (U.S. , U.K. and Benelux)

     John Chalsty (2)                  Senior Executive Vice President;
                                       Chairman, Donaldson, Lufkin &
                                       Jenrette, Inc.
                                       (investment banking)

     Francoise Colloc'h                Senior Executive Vice President,
                                       Group Human Resources and
                                       Communications

     Jean-Pierre Gerard (3)            Senior Executive Vice President;
                                       Chief Executive Officer, Royale Belge
                                       (insurance)

     Denis Kessler                     Advisor to Claude Bebear

     Claus Kleyboldt (4)               Senior Executive Vice President;
                                       Chairman of the Executive Board of
                                       AXA Colonia Konszern AG
                                       (insurance)

     Gerard de La Martiniere           Senior Executive Vice President,
                                       Chief Financial Officer

     Edward D. Miller (2)              Senior Executive Vice President;
                                       Chief Executive Officer, The
                                       Equitable Companies Incorporated

     Jean-Louis Meunier                Senior Executive Vice President,
                                       Central Underwriting Officer

     Michel Pinault                    Senior Executive Vice President,
                                       Group Administration

     Claude Tendil                     Senior Executive Vice President,
                                       French Insurance Activities,
                                       international risks, transborder
                                       insurance projects and information
                                       systems policy

     Geoff Tomlinson (5)               Senior Executive Vice President;
                                       Managing Director, National Mutual
                                       Holdings (insurance)

     Dave H. Williams (2)              Senior Executive Vice President;
                                       Chairman and Chief Executive
                                       Officer, Alliance Capital Management
                                       Corporation (investment adviser)

     Mark Wood (1)                     Senior Executive Vice President;
                                       Managing Director, Sun Life &
                                       Provincial Holdings plc




                     Members of the Supervisory Board


Name, Business Address                  Present Principal Occupation
----------------------                  ----------------------------

Jacques Friedmann                       Chairman of the Supervisory Board
9, Place Vendome
75008 Paris, France

Jean-Louis Beffa                        Chairman and Chief Executive
"Les Miroirs"                           Officer,
Cedex 27                                Compagnie de St. Gobain (industry)
92096 Paris La Defense, France

Antoine Bernheim                        General Partner, Lazard Freres et Cie
121, Avenue Haussman                    (investment banking); Chairman,
75008 Paris, France                     Assicurazioni Generali S.p.A.
                                        (insurance)

Jacques Calvet                          Former Chairman of the Executive
75, avenue de la Grande Armee           Board, Peugeot S.A. (auto
75116 Paris, France                     manufacturer)
Henri de Clermont - Tonnerre            Chairman of the Supervisory Board,
4 Avenue Van Dyke                       Qualis SCA (transportation)
75008 Paris, France

David Dautresme                         General Partner, Lazard Freres et Cie
121, Boulevard Haussman                 (investment banking)
75008 Paris, France

Guy Dejouany                            Honorary Chairman, Compagnie
52, rue d'Anjou                         Generale des Eaux (industry and
75008 Paris, France                     services)

Paul Desmarais (7)                      Chairman and Chief Executive
751, Square Victoria                    Officer, Power Corporation (industry
Montreal Quebec                         and services)
H3Y 3JY Canada

Jean-Rene Fourtou                       Chairman and Chief Executive
25, quai Paul Doumer                    Officer, Rhone-Poulenc S.A.
93408 Courbevoie Cedex                  (industry)
France

Michel Francois-Poncet                  Chairman of the Supervisory Board,
5, Rue d'Antin                          Compagnie Financiere de Paribas
75002 Paris, France                     (financial services and banking)

Patrice Garnier                         Director, Finaxa
Latreaumont
76360 Baretin, France

Anthony J. Hamilton (1)                 General Partner, Fox-Pitt, Kelton
35 Wilson Street                        Group Limited (finance)
London, England EC2M 2SJ

Henri Hottinguer (6)                    Vice Chairman, Financiee Hottinguer
38, rue de Provence                     (banking)
75009 Paris, France

Richard H. Jenrette (2)                 Senior Advisor,  Donaldson, Lukfin
c/o Donaldson, Lukfin & Jenrette,       & Jenrette, Inc. (investment banking)
Inc.
277 Park Avenue
New York, New York 10172

Henri Lachmann                          Chairman and Chief Executive
56, rue Jean Giraudoux                  Officer, Strafor Facom (office
67200 Strasbourg, France                furniture)

Gerard Mestrallet                       Chairman of the Executive Board
1, rue d'Astorg                         (finance) Suez Lyonnaise des Eaux
75008 Paris, France

Friedel Neuber                          Chairman of the Executive Board,
Girozentrade Herzogstrasse 15           WestDeutsche Landesbank (banking)
D40127 Dusseldorf, Germany

Alfred von Oppenheim (4)                Chairman, Bank Oppenheim
Konsortium Oppenheim                    (banking)
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                         Chairman and Chief Executive
16, Boulevard des Italiens              Officer, Banque Nationale de Paris
75009 Paris, France                     (banking)

Didier Pineau-Valencienne               Chairman and Chief Executive
64-70, avenue Jean Baptiste Clement     Officer, Schneider S.A. (electric
92646 Boulogne Cedex, France            equipment)

Bruno Roger                             General Partner, Lazard Freres &
121, Boulevard Haussman                 Cie (investment banking)
75008 Paris, France

Simone Rozes                            First Honorary President, Cour de
2, rue Villaret de Joyeuse              Cassation (government)
75017 Paris, France

------------
(1) Citizen of the United Kingdom
(2) Citizen of the United States of America
(3) Citizen of Belgium
(4) Citizen of Germany
(5) Citizen of Australia
(6) Citizen of Switzerland
(7) Citizen of Canada



                                                                    Schedule K
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                                  FINAXA

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

     Name, Business Address       Present Principal Occupation
     ----------------------       ----------------------------

*    Claude Bebear                Chairman and Chief Executive Officer;
                                  Chairman of the Executive Board, AXA

*    Henri de Clermont-Tonnerre   Chairman of the Supervisory Board, Qualis
     4, avenue Van Dyke           SCA (transportation)
     75008 Paris, France

*    Jean-Rene Fourtou            Chairman and Chief Executive Officer,
     25, quai Paul Doumer         Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier              Retired
     Latreaumont
     76360 Baretin, France

*    Henri Hottinguer (1)         Chairman, Credit Suisse Hottinguer Paris
     38, rue de Provence          (banking)
     75009 Paris, France

*    Paul Hottinguer (1)          Member of the Supervisory Board, Credit
     38, rue de Provence          Suisse Hottinguer Paris (banking)
     75009 Paris, France

*    Henri Lachmann               Chairman and Chief Executive Officer,
     56, rue Jean Giraudoux       Strafor Facom (office furniture)
     67000 Strasbourg, France

*    Andre Levy-Lang              Chief Executive Officer, Paribas
     3, rue d'Antin               (banking)
     75002 Paris, France

*    Christian Manset             Vice Chairman of the Supervisory Board,
     3, rue d'Antin               Paribas
     75002 Paris, France

*    Georges Rousseau             Retired
     Le Hameau de Verguetot
     76430 Oudalle, France

*    Emilio Ybarra (2)            Chairman, Banco Bilbao Vizcaya (banking)
     Paseo de la Castillone, 8
     28046 Madrid, Spain


----------
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain




                                                                    Schedule L
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                     AXA ASSURANCES I.A.R.D. MUTUELLE

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address           Present Principal Occupation
     ----------------------           ----------------------------

*    Claude Bebear                    Chairman; Chairman of the Executive Board,
     23, avenue Matignon              AXA
     75008 Paris, France

*    Jean-Luc Bertozzi                Executive Vice President

     ASSE (represented by)
     Jean-Pierre Chaffin              Manager, Federation de la Metallurgie
     5, rue la Bruyere                (industry)
     75009 Paris, France

*    Gerard Coutelle                  Retired
     7, rue Gounot
     75007 Paris, France

*    Henri de Castries                Senior Executive Vice President,
     23, avenue Matignon              Financial Services and Life Insurance
     75008 Paris, France              Activities (U.S. & U.K. and Benelux),
                                      AXA

*    Jean-Rene Fourtou                Chairman and Chief Executive Officer,
     25, quai Paul Doumer             Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                  Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                   Chairman and Chief Executive Officer,
     56, rue Jean Giraudoux           Strafor Facom (office furniture)
     67000 Strasbourg, France

*    Francois Richer                  Retired
     82, Avenue de Wagram
     75017 Paris, France

     Georges Rousseau                 Retired
*    Lehameau de Verguetot
     76430 Oudalle, Frances

*    Claude Tendil                    Chief Executive Officer; Senior
     Tour Assur 38F                   Executive Vice President, French
     92083 Paris La Defense, France   Insurance Activities, AXA

*    Francis Vaudour                  Chief Executive Officer, Segafredo
     14, boulevard Industriel         Zanetti France S.A. (coffee importing
     76301 Sotteville les Rouen,      and processing)
     France

*    Henri de Clermont-Tonnerre       Chairman of the Supervisory Board,
     4. avenue Van Dyke               Qualis SCA (transportation)
     75008 Paris, France

----------
*    Member, Conseil d'Administration




                                                                    Schedule M
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                        AXA ASSURANCES VIE MUTUELLE

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

   Name, Business Address               Present Principal Occupation
   ----------------------               ----------------------------

*  Claude Bebear                        Chairman; Chairman of the Executive
   23, avenue Matignon                  Board, AXA
   75008 Paris, France

*  Bernard Cornille                     Audit Manager, AXA Assurances
   21, rue de Chateaudun
   75009 Paris, France

*  Henri de Castries                    Senior Executive Vice President,
   23, avenue Matignon                  Financial Services and Life Insurance
   75008 Paris, France                  Activities (U.S. & U.K.), AXA

*  Henri de Clermont-Tonnerre           Chairman of the Supervisory Board,
   4, avenue Van Dyke                   Qualis SCA (transportation)
   75008 Paris, France

*  Patrice Garnier Latreaumont          Retired
   76360 Baretin, France

*  Jean-Rene Fourtou                    Chairman and Chief Executive Officer,
   25, quai Paul Doumer                 Rhone-Poulenc S.A. (industry)
   92408 Courbevoie Cedex
   France

*  Henri Lachmann                       Vice Chairman; Chairman and Chief
   56, rue Jean Giraudoux               Executive Officer, Strafor Facom
   67000 Strasbourg, France             (office furniture)

*  Francois Richer                      Retired
   82, avenue de Wagram
   75017 Paris, France

*  Georges Rousseau                     Retired
   Le Hameau de Verguetot
   76430 Oudalle, France

*  Claude Tendil                        Chief Executive Officer; Senior
   Tour Assur 38F                       Executive Vice President, French
   92083 Paris La Defense, France       Insurance Activities, AXA

*  Francis Vaudour                      Chief Executive Officer, Segafredo
   14, boulevard Industriel             Zanetti France S.A. (coffee importing
   76301 Sotteville les Rouen, France   and processing)

*  Francis Cordier                      Chairman and Chief Executive Officer,
   Rue Nicephore Niepcc                 Group Demay Lesieur (food industry)
   BP 232 - 76304 Sotteville Les Rouen,
   France

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*  Member, Conseil d'Administration




                                                                    Schedule N
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                      AXA COURTAGE ASSURANCE MUTUELLE

   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

  Name, Business Address                Present Principal Occupation
  ----------------------                ----------------------------

* Claude Bebear                         Chairman; Chairman of the Executive
  23, avenue Matignon                   Board, AXA
  75008 Paris, France

* Francis Cordier                       Chairman and Chief Executive Officer,
  Rue Nicephore Niepce                  Group Demay Lesieur (food industry)
  BP 232 76304 Sotteville Les Rouen,
  France

* Gerard Coutelle                       Retired
  7, rue Gounot
  75007 Paris, France

* Henri de Castries                     Senior Executive Vice President,
  23, avenue Matignon                   Financial Services and Life Insurance
  75008 Paris, France                   Activities (U.S. & U.K. and Benelux),
                                        AXA

* Jean-Rene Fourtou                     Chairman and Chief Executive Officer,
  25, quai Paul Doumer                  Rhone-Poulenc S.A. (industry)
  92408 Courbevoie Cedex
  France

* Patrice Garnier                       Retired
  Latreaumont
  76360 Baretin, France

* Henri Lachmann                        Vice Chairman; Chairman and Chief
  56, rue Jean Giraudoux                Executive Officer, Strafor Facom
  67000 Strasbourg, France              (office furniture)

* Francis Magnan                        Chairman and Chief Executive Officer,
  50, boulevard des Dames               Compagnie Daher (air and sea
  13002 Marseille, France               transportation)

* Jean de Ribes                         Chairman and Chief Executive Officer,
  38, rue Fortuny                       Banque Rivaud (banking)
  75008 Paris, France

* Georges Rousseau                      Retired
  Le Hameau de Verguetot
  76430 Oudalle, France

* ASSE                                  Manager,
  Represented by Jean - Pierre Chappin Federation de la Metallurgie (industry) 11, rue de Rome
  75008 Paris, France

* Claude Tendil                         Chief Executive Officer; Senior
  Tour Assur 38F                        Executive Vice President, French
  92083 Paris La Defense, France        Insurance Activities, AXA


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* Member, Conseil d'Administration




                                                                    Schedule O
                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                       ALPHA ASSURANCES VIE MUTUELLE


   The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

   Name, Business Address         Present Principal Occupation
   ----------------------         ----------------------------

*  Claude Bebear                  Chairman; Chairman of the Executive Board,
   23, avenue Matignon            AXA
   75008 Paris, France

*  Henri Brischoux                Corporate Secretary; AXA Assurance France
   Tour Assur 38
   92083 Paris La Defense, France

*  Bernard Cornille               Audit Manager, AXA Assurances
   21, rue de Chateaudun
   75009 Paris, France

*  Henri de Castries              Senior Executive Vice President, Financial
   23, avenue Matignon            Services and Life Insurance Activities (U.S.
   75008 Paris, France            & U.K.), AXA

*  Henri de Clermont-Tonnerre     Chairman of the Supervisory Board, Qualis
   4, avenue Van Dyke             SCA (transportation)
   75008 Paris, France

*  Claude Fath                    Chairman of the Executive Board, UAP Vie
   Tour Assur 28F
   92083 Paris Las Defense,
   France

*  Jean-Rene Fourtou              Chairman and Chief Executive Officer,
   25, quai Paul Doumer           Rhone-Poulenc S.A. (industry)
   92408 Courbevoie Cedex
   France

*  Patrice Garnier                Retired
   Latreaumont
   76360 Baretin, France

*  Henri Lachmann                 Vice Chairman; Chairman and Chief
   56, rue Jean Giraudoux         Executive Officer, Strafor Facom (office
   67000 Strasbourg, France       furniture)

*  Georges Rousseau               Retired
   Le Hameau de Verguetot,
   76430 Oudalle, France

*  Claude Tendil                  Chief Executive Officer; Senior Executive
   Tour Assur 38F                 Vice President, French Insurance Activities,
   92083 Paris La Defense,        AXA
   France

*  Francis Vaudour                Chief Executive Officer, Segafredo Zanetti
   14, boulevard Industriel       France S.A. (coffee importing and
   76301 Sotteville les Rouen,    processing)
   France


----------
*  Member, Conseil d'Administration